UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2012

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

MICHIGAN	0-17988	38-2367843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Lesher Place Lansing, Michigan		48912
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 28, 2012 Lon M. Bohannon, President and Chief Operating Officer of Neogen Corporation (the “Registrant”) entered into a sales Plan (the “Plan”) with a securities brokerage firm to sell up to 150,000 shares of the Registrant’s common stock directly or beneficially owned by Mr. Bohannon. The number of shares to be sold pursuant to the Plan is subject to adjustment for stock splits, reverse stock splits, stock dividends, and other recapitalizations events.

The Plan directs the brokerage firm to sell the shares during the twelve month period beginning December 21, 2012 and ending December 20, 2013 in increments of 20,000 shares per trading day at any time the market price of the stock is at or in excess of $40. If at any time the stock price is at or in excess of $45, the maximum number of shares that may be sold in any one trading day increases to 30,000.

Mr. Bohannon entered into the Plan as part of his personal long-term investment strategy for asset diversification and liquidity and he will have no control over the timing of the sales of shares under the Plan. All sales of shares pursuant to the Plan are subject to the terms and conditions of the Plan and the Plan may be terminated at any time.

The Plan is intended to comply with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits insiders to sell shares of stock over a designated period of time by establishing pre-arranged written plans at a time when the insiders are not in possession of material non-public information. The stock transactions under the Rule 10b5-1 Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Neogen undertakes no obligation to report on Form 8-K any Rule 10b5-1 plans that may be adopted by any of its other officers and directors or to report on Form 8-K any modifications or termination of any publicly announced trading plans, except to the extent required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION
(Registrant)
Date: December 20, 2012
/s/ Steven J. Quinlan
Steven J. Quinlan
Vice President & CFO